Exhibit (d)(3)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (the “Agreement”) is made as of November 14, 2024 (the “Effective Date”) by and between bluebird bio, Inc., a Delaware corporation with a principal business address at 455 Grand Union Boulevard, Somerville, MA 02145 (“bluebird bio”) and PJ Carlin & Co., LLC, a Delaware partnership with a principle address at 19 Muzzey Street, Lexington, MA 02421 (“Other Party”).

1.

Background. bluebird bio and Other Party intend to engage in discussions concerning the possible establishment of a business or collaborative relationship between bluebird bio and the Other Party regarding the evaluation of a business transaction (the “Purpose”). The party disclosing Confidential Information is referred to in this Agreement as “Discloser” with respect to that Confidential Information; the party receiving that Confidential Information is referred to as “Recipient”.

2.

Definition. “Confidential Information” means any and all confidential or proprietary scientific, technical, financial or business information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Recipient by or on behalf of Discloser and that (a) if in tangible form, is labeled in writing as proprietary or confidential, or (b) if in oral or visual form, is identified as proprietary or confidential at the time of disclosure or within fifteen (15) days thereafter, or (c) is commonly regarded as confidential or proprietary in the life sciences industry.

3.

Obligations. Recipient agrees to (a) hold in confidence all of Discloser’s Confidential Information and not disclose such Confidential Information without the prior written consent of Discloser except as expressly provided in Section 4 below; (b) use Discloser’s Confidential Information solely for the Purpose; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own Confidential Information but in no event with less than a reasonable degree of care; (d) reproduce Discloser’s Confidential Information solely to the extent necessary to accomplish the Purpose, with all such reproductions being considered Discloser’s Confidential Information; and (e) not disclose either the fact that discussions are taking place concerning a possible relationship between the parties or any of the terms, conditions, or other facts with respect to the possible relationship, including, without limitation, the status of such discussions and the exchange of Confidential Information.

Other Party further agrees to comply with all bluebird bio policies that govern the treatment of bluebird bio Confidential Information and the reporting of any suspected violation of law, including but not limited to the Code of Business Conduct and Ethics, as such policies may be amended or revised from time to time. Other Party acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal”.

4.

Permitted Disclosures. Recipient may provide Discloser’s Confidential Information solely to its employees, consultants, and affiliates as needed to achieve the Purpose; provided, however, that (a) any such employees, consultants, and affiliates are bound by written obligations of confidentiality with respect to Discloser’s Confidential Information that are at least as restrictive as those set forth in this Agreement, and (b) Recipient remains liable for the compliance of such employees, consultants, and affiliates with such obligations.

5.

Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)	is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation;

(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice thereof and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

6.

Rights and Licenses. Recipient agrees that, as between the parties, Discloser is and will remain the exclusive owner of Discloser’s Confidential Information and all patent, copyright, trademark and other intellectual property rights in such Confidential Information. Except for the right to use Discloser’s Confidential Information for the Purpose, no other right or license is granted to Recipient by this Agreement and the disclosure of Confidential Information does not result in any obligation by Discloser to grant Recipient any right in or to such Confidential Information.

7.

Term and Termination. This Agreement will be effective for a period of one (1) year following the Effective Date unless earlier terminated by a party upon thirty (30) days’ prior written notice to the other party. The obligations of non-disclosure and non-use in this Agreement will survive any such expiration or termination and continue in full force and effect for a period of seven (7) years from the date of expiration or termination; provided, however, that the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Discloser continues to treat such Confidential Information as a trade secret. Upon the request of Discloser, Recipient will promptly (a) at Discloser’s option, either destroy or return to Discloser any and all of Discloser’s Confidential Information, and (b) if Discloser elects to have Recipient destroy such Confidential Information and other materials, provide a written certification to Discloser regarding such destruction. Recipient may, however, retain one (1) copy of Discloser’s Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality under this Agreement.

8.

Remedies. Recipient agrees that (a) Discloser may be irreparably injured by a breach of this Agreement by Recipient; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Recipient to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

9.

No Warranties. Neither party makes any representations or warranties, express or implied, with respect to the accuracy or completeness of its Confidential Information. Discloser will have no liability with respect to the use or reliance upon Discloser’s Confidential Information by Recipient.

10.	Miscellaneous.

(a)

Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Other Party and an authorized representative of bluebird bio.

(b)

Assignability and Binding Effect. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may transfer or assign this Agreement without the prior written consent of the other party, but with written notice to the other party, in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which the Purpose of this Agreement relates. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

(c)

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to bluebird bio will be marked “Attention: General Counsel”.

(d)

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction.

(e)

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(f)

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of bluebird bio or Other Party, as the case may be.

(g)

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signatures on following page]

EXECUTED as of the Effective Date.

bluebird bio, Inc.		PJ Carlin & Co. LLC

By:	/s/ Andrew Obenshain	By:	/s/ Robert Mulroy
Name:	Andrew Obenshain	Name:	Robert Mulroy
Title:	CEO	Title:	Managing Partner